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                          EL PASO NATURAL GAS COMPANY



                          INCENTIVE COMPENSATION PLAN









                          Dated as of January 1, 1992



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                              Table of Contents



SECTION 1  PURPOSES . . . . . . . . . . . . . . . . . . . . .    1
     1.1  Purposes  . . . . . . . . . . . . . . . . . . . . .    1

SECTION 2  ADMINISTRATION . . . . . . . . . . . . . . . . . .    1
     2.1  Administration  . . . . . . . . . . . . . . . . . .    1

SECTION 3  PARTICIPANTS . . . . . . . . . . . . . . . . . . .    2
     3.1  Participants  . . . . . . . . . . . . . . . . . . .    2

SECTION 4  INCENTIVE AWARD POOL . . . . . . . . . . . . . . .    2
     4.1  Incentive Award Pool  . . . . . . . . . . . . . . .    2
     4.2  Company/Subsidiary Performance  . . . . . . . . . .    3
     4.3  Maximum Award Percentage  . . . . . . . . . . . . .    3

SECTION 5  INDIVIDUAL AWARDS  . . . . . . . . . . . . . . . .    4
     5.1  Section 16 Executives . . . . . . . . . . . . . . .    4
     5.2  Other Participants  . . . . . . . . . . . . . . . .    4
     5.3  Incentive Award Limits  . . . . . . . . . . . . . .    4
     5.4  New Employee, or Retirement, Death, Disability or
Termination of Employment . . . . . . . . . . . . . . . . . .    4

SECTION 6  PAYMENT OF INCENTIVE AWARDS  . . . . . . . . . . .    4
     6.1  Immediate Payment . . . . . . . . . . . . . . . . .    4
     6.2  Deferred Payment  . . . . . . . . . . . . . . . . .    5
     6.3  Special Deferrals . . . . . . . . . . . . . . . . .    5
     6.4  Memorandum Account  . . . . . . . . . . . . . . . .    6
     6.5  Discretionary Investment by Company . . . . . . . .    6
     6.6  Payment of Deferred Incentive Award . . . . . . . .    6
     6.7  Acceleration of Payment of Deferred Incentive Award    7
     6.8  Payment of Burlington Resources Inc. Deferred Incentive
           Award . . . . . . . . . . . . . . . . . . . . . .     7
     6.9  Payment Upon Change in Control  . . . . . . . . . .    7

SECTION 7  GENERAL PROVISIONS . . . . . . . . . . . . . . . .    8
     7.1  Issuance of Common Stock  . . . . . . . . . . . . .    8
     7.2  Unfunded Obligation . . . . . . . . . . . . . . . .    8
     7.3  Other Benefits  . . . . . . . . . . . . . . . . . .    9
     7.4  Annual Salary . . . . . . . . . . . . . . . . . . .    9
     7.5  Beneficiary . . . . . . . . . . . . . . . . . . . .    9
     7.6  Permanent Disability  . . . . . . . . . . . . . . .    9
     7.7  Incapacity of Participant or Beneficiary  . . . . .    9
     7.8  Withholding Taxes . . . . . . . . . . . . . . . . .   10
     7.9  Nonassignment . . . . . . . . . . . . . . . . . . .   10
     7.10 No Right to Continued Employment  . . . . . . . . .   10
     7.11 Termination and Amendment . . . . . . . . . . . . .   10
     7.12 Stockholder Approval  . . . . . . . . . . . . . . .   10
     7.13 Applicable Law  . . . . . . . . . . . . . . . . . .   11
     7.14 Effective Date  . . . . . . . . . . . . . . . . . .   11







                          EL PASO NATURAL GAS COMPANY

                          INCENTIVE COMPENSATION PLAN







                              SECTION 1  PURPOSES

1.1  Purposes

     The purposes of the El Paso Natural Gas Company Incentive Compensation Plan (the "Plan") are to encourage outstanding performances from the executives of El Paso Natural Gas Company (the "Company") and its subsidiaries, to attract and retain exceptional executives, and to provide a direct incentive to the Participants (as defined in Section 3.1) to improve the profitability of the Company.


                           SECTION 2  ADMINISTRATION

2.1  Administration

     With respect to awards made under the Plan to officers and directors ("Section 16 Executives") who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan shall be administered by a committee (the "Plan Administrator") of the Company's Board of Directors (the "Board"), which shall be constituted at all times so as to meet the requirements of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act. With respect to all other awards, the Plan shall be administered by a management committee (the "Management Committee") consisting of the Chief Executive Officer and such other senior officers as the Chief Executive Officer shall designate. Subject to the Plan Administrator, the Management Committee shall interpret the Plan, prescribe, amend and rescind rules relating to it, select eligible Participants, grant incentive awards, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants.

     It is the intention of the Company that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and, if any Plan provision is later found not to be in compliance with such Section, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

                            SECTION 3  PARTICIPANTS

3.1  Participants

     The Plan Administrator shall determine and designate the
Section 16 Executives and the Management Committee shall designate all other executives of the Company and its subsidiaries who are eligible to receive awards under the Plan (the "Participants"). Participants, in general, will be limited to those executives who because of their management or staff positions have the principal responsibility for the management, direction and success of the Company as a whole or a particular business unit thereof. Directors of the Company who are full-time executives of the Company shall be eligible to participate in the Plan. Any Participant in the Burlington Resources Inc. Incentive Compensation Plan (the "BR Plan") on the day immediately preceding the effective date of this Plan, who is an employee of the Company, shall become a Participant of this Plan on the effective date and shall immediately cease participation in the BR Plan.

                        SECTION 4  INCENTIVE AWARD POOL

4.1  Incentive Award Pool

   A memorandum account (the "Incentive Award Pool") shall be established for the Company and each participating subsidiary for purposes of determining the amount of money which shall be available for incentive awards for each year. The Incentive Award Pool of an employer (the Company or a participating subsidiary) for each year shall be an amount equal to the sum total of the aggregate maximum incentive awards available for its Participants for that year. Each Participant's maximum incentive award for a particular year (the "Maximum Incentive Award") shall equal the Participant's annual salary multiplied by the Maximum Award Percentage (as defined in Section 4.3), which amount is then multiplied by the Performance Standard Percentage (as defined in Section 4.2) of the Participant's employer for that year; provided, however, that for Participants in grade F and above who are employed by a participating subsidiary, the Maximum Incentive Award shall be the sum of (a) the Participant's annual salary multiplied by the Participant's Maximum Award Percentage, which amount is then multiplied by one-half of the subsidiary's Performance Standard Percentage for the year, plus (b) the Participant's annual salary multiplied by the Participant's Maximum Award Percentage, which amount is then multiplied by one-half of the Company's Performance Standard Percentage for the year.

4.2  Company/Subsidiary Performance

   At the beginning of each year, the Plan Administrator shall approve strategic and financial objectives for the Company and for the participating subsidiaries for the year. At the end of the year, the Plan Administrator shall assess the Company or subsidiary's performance in relation to those objectives for purposes of establishing the size of the Incentive Award Pool in accordance with the following table of Performance Categories and Standard Percentages:


Company or Subsidiary                 Performance
Performance Category                  Standard Performance

I. Performance for the year was       100%
outstanding and exceeded
objectives.

II. Performance for the year met      75%
or exceeded objectives or was
excellent in view of prevailing
conditions.

III. Performance for the year         50%
generally met objectives or was
very acceptable in view of
prevailing conditions.

IV.  Performance for the year         0 to 25%
did not meet objectives and was
generally below acceptable levels.

4.3  Maximum Award Percentage

   Each participating employer (the Company or a subsidiary) shall establish the salary grades of its Participants. The Plan Administrator shall assign a percentage of annual salary (the "Maximum Award Percentage") for each of the Section 16 Executives and the Management Committee and assign the Maximum Award Percentages applicable to all other Participants. The Maximum Award Percentages of the Participants shall be used to calculate the Incentive Award Pools, as set forth in Section 4.1. The Maximum Award Percentage shall not exceed one hundred percent (100%) for any Participant.

                         SECTION 5  INDIVIDUAL AWARDS

5.1  Section 16 Executives

   The Plan Administrator shall annually grant the incentive award for the Section 16 Executives. In evaluating the Section 16 Executives, the Plan Administrator shall consider the corporate objectives of the Company and the Section 16 Executives' responsibilities and accomplishments, and such other factors as it deems appropriate.

5.2  Other Participants

   The Management Committee shall annually grant the incentive awards to the Participants other than the Section 16 Executives in accordance with their individual performances. In evaluating a Participant, the Management Committee shall consider the corporate objectives of the Participant's employer, the Participant's responsibilities and accomplishments, and such other factors as it deems appropriate.

5.3  Incentive Award Limits

    The aggregate individual incentive awards for an employer's Participants may not exceed that employer's Incentive Award Pool. A Participant's performance must be satisfactory, regardless of Company or subsidiary performance, before the Participant may be granted an incentive award.

5.4 New Employee, or Retirement, Death, Disability or Termination of Employment

     The Plan Administrator or the Management Committee, as applicable and in its discretion, may grant all or such portion of an incentive award for the year as it deems advisable to a Participant (or the Participant's Beneficiary (as defined in
Section 7.5) in the case of the Participant's death) who is employed or who is promoted to an executive grade during the year, or whose employment is terminated because of the Participant's retirement, death, permanent disability, resignation or discharge.

                    SECTION 6  PAYMENT OF INCENTIVE AWARDS

6.1  Immediate Payment

   Each Participant who has elected to receive his or her incentive award for the year currently shall be paid not later than the month following the month in which the award is made as follows:

          (a)  in cash or

          (b) at the election of the Participant, in shares of common stock of the Company, par value $3 per share (the "Common Stock"), having a value equal to the portion of the incentive award which the Participant has elected to receive in stock; provided, that if required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, any election made by an officer or director subject to Section 16 of the Exchange Act to receive all or a portion of an incentive award in Common Stock shall be made six months and one day prior to the date of the grant of the incentive award.

     For purposes of this Plan, the value of a share of Common Stock shall be the mean between the highest and lowest quoted selling prices at which the Common Stock was sold on the date of the grant of the incentive award as reported in the NYSE Composite Transactions by The Wall Street Journal on such date or, if no Common Stock was traded on such date, on the next preceding date on which the Common Stock was so traded. The value of any fractional share shall be paid in cash.

6.2  Deferred Payment

     Prior to the end of the year, each Participant may elect to have the payment of all or a portion of his or her incentive award for the year deferred until the Participant's retirement, death, permanent disability, resignation or termination of employment, subject to a $1,000 minimum. The election shall be irrevocable and shall be made on a form prescribed by the Management Committee. Any election made under the BR Plan shall continue to be effective for Participants in the BR Plan who become Participants in this Plan on its effective date. The election shall apply only to that year. If a Participant has not made an election, any incentive award granted to the Participant for that year shall be paid pursuant to Section 6.1(a).

6.3  Special Deferrals

     The Management Committee may, in its discretion, approve deferred payments ("Special Deferrals") as follows. Prior to the end of the year, each Participant may elect to have the payment of all or a portion of his or her incentive award for the year deferred until a date specified by the Management Committee. The Special Deferral shall be subject to a $1,000 minimum. The election shall be irrevocable and shall be made on a form subscribed by the Management Committee. The Special Deferral election shall apply only to the incentive award for that year. If a Participant has not made an election, any incentive award granted to the Participant for that year shall be paid pursuant to Section 6.1(a) or 6.2.

6.4  Memorandum Account

     The Company shall establish a ledger account (the "Memorandum Account") for each Participant who has elected to defer the payment of his or her incentive award for the purpose of reflecting the Company's obligation to pay the deferred incentive award as provided in Section 6.6. Interest shall accrue on the deferred incentive award to the date of distribution and shall be credited to the Memorandum Account at the end of each calendar quarter or such other periods as may be determined by the Management Committee. The Management Committee shall determine the rate of interest periodically and in so doing may take into account the earnings, losses, appreciation or depreciation attributable to any discretionary investment made pursuant to Section 6.5.

6.5  Discretionary Investment by Company

     The deferred incentive awards to be paid to the Participants are an unfunded obligation of the Company. The Management Committee may annually direct that an amount equal to the deferred incentive awards for that year shall be invested by the Company as the Management Committee, in its sole discretion, shall determine. The Management Committee may, in its sole discretion, determine that all or a portion of an amount equal to the deferred incentive awards shall be paid into one or more grantor trusts to be established by the Company of which it shall be the beneficiary, and to the assets of which it shall become entitled as and to the extent that Participants receive benefits under the Plan. The Management Committee may designate an investment advisor to direct investments and reinvestments of the funds.

6.6  Payment of Deferred Incentive Award

     Upon the retirement, death, permanent disability, Special Deferral payment date, resignation or termination of employment of a Participant who has elected to defer an incentive award in a prior year, the Company shall pay to such Participant (or the Participant's Beneficiary in the case of his or her death) an amount equal to the balance of the Participant's Memorandum Account, plus interest (as determined by the Management Committee pursuant to Section 6.4) on the outstanding account balance to the date of distribution and subject to approval of the Management Committee, as follows:

          (a)  a lump sum cash payment or

          (b) in periodic installments over a period of years to be determined by the Management Committee, in its discretion.

     Payment of deferred incentive awards shall commence or be made in the month following the Participant's retirement, death, permanent disability, resignation, termination of employment or Special Deferral payment date.

6.7  Acceleration of Payment of Deferred Incentive Award

     The Management Committee, in its discretion, may accelerate the payment of the unpaid balance of a Participant's Memorandum Account in the event of the Participant's death, permanent disability or termination of employment, or upon its determination that the Participant (or the Participant's Beneficiary in the case of the Participant's death) has incurred a severe financial hardship. The Management Committee in making its determination may consider such factors and require such information as it deems appropriate.

6.8  Payment of Burlington Resources Inc. Deferred Incentive Award

     Incentive awards which were deferred by a Participant under the BR Plan, together with interest accrued thereon, shall be paid by the Company in accordance with the terms of this Plan and in lieu of payment by Burlington Resources Inc. ("BR").

6.9  Payment Upon Change in Control

     Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company, the maximum bonus amount attributable to the year in which the Change in Control occurs shall become fully vested and distributable within 30 days after the date of the Change in Control.

          For purposes of this Plan a "Change in Control" shall be deemed to occur:

          (a) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), except BR, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange
Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities;

          (b) upon the first purchase of the Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company);

          (c) upon the approval by the Company's stockholders of a merger or consolidation, a sale or disposition of all or substantially all the Company's assets or a plan of liquidation or dissolution of the Company; or

          (d) if, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the above, any distribution of Common Stock solely to BR stockholders, and any change in the constitution of the Board occurring in connection therewith, shall not be deemed a Change in Control. For purposes of this Section 6.9, the term "the Company" shall include BR until such time as BR distributes all the outstanding Common Stock owned by it to the stockholders of BR.


                         SECTION 7  GENERAL PROVISIONS

7.1  Issuance of Common Stock

     The shares of Common Stock to be issued pursuant to this Plan may be from shares held in the Company's treasury or out of the authorized but unissued shares of the Company. The Company, however, shall not be required to issue any certificate for shares of Common Stock prior to:

          (a) obtaining any approval or ruling from the Securities and Exchange Commission or other governmental agencies which the Company, in its sole discretion, deems necessary or advisable;

          (b) the listing of the shares on any stock exchange on which the Common Stock may then be listed; or

          (c) the completion of any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, determines to be necessary or advisable.

7.2  Unfunded Obligation

     The incentive awards to be paid to Participants pursuant to this Plan are an unfunded obligation of the Company. The Management Committee, in its sole discretion, may direct the Company to share with its subsidiaries the costs of a portion of the incentive awards paid to Participants who are executives of those companies. The Company is not required to segregate any monies from its general funds, to create any trusts or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any Memorandum Accounts shall not create or constitute a trust or a fiduciary relationship between the Plan Administrator, the Management Committee or the Company and a Participant, or otherwise create any vested interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

7.3  Other Benefits

     Incentive awards shall not be considered as part of a Participant's salary or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise permitted by other benefit plans provided by the Company or its subsidiaries, or required by law or by contractual obligations of the Company or its subsidiaries.

7.4  Annual Salary

     The term "annual salary" shall mean the Participant's annual salary being paid at the end of the year, exclusive of bonuses or other forms of cash incentive compensation for the year.

7.5  Beneficiary

     The term "Beneficiary" shall mean the person or persons to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant's death. The designation shall be on a form provided by the Management Committee, executed by the Participant and delivered to the Committee. A Participant may change his or her beneficiary designation at any time. A designation by a Participant under the BR Plan shall remain in effect under this Plan unless it is revoked or changed under this Plan. If no beneficiary is designated, the designation is ineffective, or in the event the Beneficiary dies before the balance of the Memorandum Account is paid, the balance shall be paid to the Participant's spouse or, if there is no surviving spouse, to his or her lineal descendants, pro rata, or, if there is no surviving spouse or lineal descendants, to the Participant's estate (unless the Management Committee for a given year has designated investment in an annuity, in which case the payment options selected by the Participant with respect thereto shall govern).

7.6  Permanent Disability

     A Participant shall be deemed to have become "permanently disabled" for purposes of this Plan if the Management Committee finds, upon the basis of medical evidence satisfactory to it, that the Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further employment by the Company or any of its subsidiaries and that such disability will be permanent and continuous during the remainder of his or her life.

7.7  Incapacity of Participant or Beneficiary

     If the Management Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for the Participant's affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative), at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person who the Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

7.8  Withholding Taxes

     Appropriate payroll taxes shall be withheld from payments made to Participants pursuant to this Plan, whether such payments are made in cash or Common Stock.

7.9  Nonassignment

     The right of a Participant or Beneficiary to the payment of any incentive awards under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

7.10 No Right to Continued Employment

     Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company or a subsidiary, nor interfere in any way with the right of the Company or a subsidiary to terminate the employment of such Participant at any time without assigning any reason therefor.

7.11 Termination and Amendment

     The Board and the Plan Administrator may from time to time amend, suspend or terminate the Plan, in whole or in part, including, but not limited to, any amendment necessary to insure that the Company may obtain any regulatory approval referred to in
Section 7.1, and if the Plan is suspended or terminated, the Board of Directors and the Plan Administrator may reinstate any or all of its provisions. The Management Committee may amend the Plan provided that it may not suspend or terminate the Plan, substantially increase the administrative cost of the Plan or increase the obligations of the Company, or expend the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination may impair the right of a Participant or his or her designated Beneficiary to receive the deferred compensation benefit accrued prior to the effective date of such amendment, suspension or termination.

7.12 Stockholder Approval

     The Board, the Plan Administrator and the Management Committee may not amend the Plan without the approval of the stockholders of the Company to

          (a) materially increase the number of shares that may be issued under the Plan;

          (b) materially modify the requirements as to eligibility for participation in the Plan; or

          (c) otherwise materially increase the benefits accruing to the Participants under the Plan.

7.13 Applicable Law

     The Plan shall be construed and governed in accordance with the laws of the State of Texas.

7.14 Effective Date

     The Plan shall be dated as of January 1, 1992 and shall be effective upon the date of adoption by the Board, provided that the Plan is approved by the Company's stockholders at or prior to the Company's 1993 Annual Meeting of Stockholders.